                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Solicitin Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                  BASSETT FURNITURE INDUSTRIES, INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to  which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                 BASSETT FURNITURE INDUSTRIES, INCORPORATED

                              BASSETT, VIRGINIA

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD FEBRUARY 21, 1996

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the Company) will be held at the Company's Main Office Building, Bassett, Virginia, on Wednesday, February 21, 1996, at 10:00 a.m., Local Time, for the purpose of considering and acting upon the following:

          1.     The election of eleven Directors.

          2. A proposal to ratify the selection of KPMG Peat Marwick as independent public accountants for the fiscal year ending November 30, 1996.

          3. Any and all other matters that may properly come before the meeting or any adjournment thereof.


         The Board of Directors has fixed the close of business on December 15, 1995 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

         THE BOARD OF DIRECTORS WILL APPRECIATE THE PROMPT RETURN OF THE ENCLOSED PROXY, DATED AND SIGNED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED AND WILL NOT BE EXERCISED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.

                                        By Order of the Board of Directors



                                        J. Stanley Payne
                                        Vice President, Secretary
                                        and General Counsel

Bassett, Virginia
January 12, 1996

                   BASSETT FURNITURE INDUSTRIES, INCORPORATED

                 Post Office Box 626, Bassett, Virginia  24055

                                PROXY STATEMENT

GENERAL

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the Company) to be held at its Main Office Building, Bassett, Virginia, at 10:00 a.m., Local Time, on Wednesday, February 21, 1996. This Proxy Statement and accompanying proxy are being sent to the stockholders of the Company on or about January 12, 1996.

         Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy and will reimburse such institutions for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

         Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time, before the authority thereby granted is exercised, by written request addressed to J. Stanley Payne, Vice President, Secretary and General Counsel, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055 or by attending the meeting and electing to vote in person. Proxies received in such form will be voted as therein set forth at the meeting or any adjournment thereof.

         The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Stockholders, and routine matters incidental to the conduct of the meeting. However, if any other matters should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment on such matters.

         Stockholders present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of the Common Stock of the Company held by them of record at the close of business on December 15, 1995, which is the record date for determining the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof. Voting on all matters, including the election of Directors, will be by voice vote or by show of hands. The number of shares of Common Stock of the Company outstanding on December 15, 1995 was 13,633,953.

PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT

         At December 15, 1995, the only person known to the Company to be a beneficial owner of more than 5% of the $5.00 par value Common Stock of the Company (the Common Stock) was as follows:

                                           NUMBER OF SHARES
NAME AND ADDRESS OF                        AND NATURE OF                     PERCENT OF COMMON
BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP              STOCK OUTSTANDING
-------------------                        --------------------              -----------------
Bassett Employee Savings/                       977,847(1)                           7.09%
Retirement Plan
B. M. Brammer, Trustee
Bassett, Virginia  24055

--------------------

(1)  In his capacity as Trustee, B. M. Brammer, Executive Vice
     President-Finance and Treasurer of the Company, has sole voting and dispositive power over these shares.


         The following table sets forth, as of December 15, 1995, information as to the beneficial ownership of the Common Stock by all Directors and executive officers of the Company as a group and by the named Executive Officers who are not also nominees as Directors. Information with respect to the beneficial ownership of the Common Stock by Robert H. Spilman, Glenn A. Hunsucker and the other nominees for Directors is contained in the table under "Election of Directors."

                                 NUMBER OF SHARES
NAME OF                          AND NATURE OF                     PERCENT OF COMMON
BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP              STOCK OUTSTANDING(1)
----------------                 --------------------              --------------------
Directors and executive           1,685,634(2)(3)                        12.21%
 officers as a group
 (28 persons)

B. M. Brammer                     1,014,509(3)(4)                         7.35%

J. C. Philpott                       15,562(4)                             (5)

Robert H. Spilman, Jr.(6)            75,071(4)                             (5)

--------------------

(1) Based on the number of shares outstanding plus options held by directors and executive officers that are currently exercisable or that are exercisable within 60 days.

(2) Includes 166,379 shares subject to options held by directors and executive officers that are currently exercisable or that are exercisable within 60 days.

(3) Includes 977,847 shares of Common Stock held by the Company's Employee Savings/Retirement Plan, for which B. M. Brammer, Executive Vice President-Finance and Treasurer of the Company, has sole voting and dispositive power in his capacity as Trustee. Also includes

         12,620 shares held in trusts of which Mr. Brammer is trustee and shares held by Mr. Brammer's wife. Mr. Brammer disclaims beneficial ownership of these 12,620 shares.

(4) Includes 28,938 shares subject to options that are currently exercisable or that are exercisable within 60 days as follows: J. C. Philpott 9,765; B. M. Brammer 8,694; and Robert H. Spilman, Jr. 10,479. Does not include shares attributable to the named Executive Officers under the Company's Employee Savings/Retirement Plan.

(5)      Less than 1% of the outstanding Common Stock.

(6) Robert H. Spilman, Jr. is the son of Robert H. Spilman, Chairman of the Board and Chief Executive Officer of the Company.

ELECTION OF DIRECTORS

         The Bylaws of the Company provide for eleven Directors. At the meeting, eleven Directors will be elected to serve, subject to the provisions of the Bylaws, until the 1997 Annual Meeting of Stockholders and until their successors are duly elected and qualified. George W. Lyles, Jr., a dedicated and loyal director, has chosen not to run for reelection to the Board of Directors this year. Thomas W. Moss, Jr. has been nominated to fill Mr. Lyles' position on the Board. Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present. Provided a quorum is present, abstentions and shares not voted are not taken into account in determining a plurality. A quorum consists of a majority of votes entitled to be cast. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors FOR the eleven nominees listed below unless authority to vote for the nominees or any individual nominee is withheld by a stockholder in such stockholder's proxy. If for any reason any nominee shall not become a candidate for election as a Director at the meeting, an event not now anticipated, the proxies will be voted for the eleven nominees including such substitutes as shall be designated by the Board of Directors.

         The eleven nominees for election as a Director are listed below. All of the nominees were elected to their current terms, which expire in 1996, at the Annual Meeting of Stockholders held on February 15, 1995, except for Mr. Moss, who is a nominee for election as a director for the first time this year.


                                                                                                          PERCENT OF
                                                                                       SHARES OF            COMMON
                                    OFFICES WITH THE COMPANY OR                       COMMON STOCK          STOCK
 NAME AND DIRECTOR SINCE   AGE      OTHER OCCUPATION DURING PAST FIVE YEARS             OWNED (1)       OUTSTANDING(2)
 -----------------------   ---      ---------------------------------------           ------------      --------------
 Peter W. Brown, M.D.       53   Partner, Virginia Surgical                             2,566(3)            (4)
   1993                          Associates of Richmond (general
                                 surgery); Director of America's
                                 Utility Fund (Dominion Resources,
                                 Inc.)

 Thomas E. Capps            60   Chairman of the Board, President                       1,712(3)           (4)
   1989                          and Chief Executive Officer,
                                 Dominion Resources, Inc. (electric
                                 utility holding company); Director
                                 of Dominion Resources, Inc.,
                                 NationsBank Corporation and Petersburg
                                 Long Distance, Inc.


                                                                                                          PERCENT OF
                                                                                       SHARES OF            COMMON
                                    OFFICES WITH THE COMPANY OR                       COMMON STOCK          STOCK
 NAME AND DIRECTOR SINCE   AGE      OTHER OCCUPATION DURING PAST FIVE YEARS             OWNED (1)       OUTSTANDING(2)
 -----------------------   ---      ---------------------------------------           ------------      --------------
 Alan T. Dickson            64   Chairman of the Board since 1994                       2,875(3)           (4)
   1989                          and President until 1994 of Ruddick
                                 Corporation (Diversified holding
                                 company); Director of Lance, Inc.,
                                 NationsBank Corporation and Sonoco
                                 Products Company

 Paul Fulton                61   Dean of the Kenan-Flagler Business                     2,866(3)           (4)
   1993                          School of the University of North
                                 Carolina at Chapel Hill; President
                                 of Sara Lee Corporation (packaged
                                 food and consumer products) until
                                 1993; Director of Sonoco Products
                                 Company, NationsBank Corporation,
                                 Cato Corporation and Winston Hotels,
                                 Inc.

 William H. Goodwin,        55   Chairman of the Board, AMF                             16,141(3)          (4)
 Jr.                             Companies (recreation products);
1992                             Director of East Coast Oil
                                 Corporation and First Union
                                 Corporation

 Glenn A. Hunsucker         61   President and Chief Operating                          24,150(5)          (4)
   1974                          Officer of the Company; Director
                                 of First Union National Bank of
                                 Virginia

 James W. McGlothlin        55   Chairman of the Board and Chief                         1,468(3)          (4)
   1981                          Executive Officer, The United
                                 Company (energy, real estate,
                                 financial services, hotel and
                                 golf properties, retail and
                                 industrial supplies); Director
                                 of CSX Corporation

 Thomas W. Moss, Jr.       67    Speaker of the Virginia House                             0               (4)
                                 of Delegates; Senior Partner of
                                 the law firm Thomas W. Moss,
                                 Jr., P.C.; Director of Star Oil
                                 & Gas, Ltd.

 Albert F. Sloan            66   Retired; Chairman of the Board,                         1,387(3)          (4)
   1984                          Lance, Inc. (snack foods) until
                                 1991; Director of PCA International,
                                 Inc., Richfoods Holdings, Inc. and
                                 Cato Corporation

 John W. Snow               56   Chairman of the Board, President                        2,675(3)          (4)
   1990                          and Chief Executive Officer, CSX
                                 Corporation (rail-based international
                                 transportation); Director of
                                 CSX Corporation, NationsBank
                                 Corporation, Textron, Inc. and
                                 USX Corporation

                                                                                                          PERCENT OF
                                                                                       SHARES OF            COMMON
                                 OFFICES WITH THE COMPANY OR                          COMMON STOCK          STOCK
 NAME AND DIRECTOR SINCE   AGE   OTHER OCCUPATION DURING PAST FIVE YEARS                OWNED (1)       OUTSTANDING(2)
 -----------------------   ---   ---------------------------------------              ------------      --------------
 Robert H. Spilman(6)       68   Chairman of the Board and Chief                        168,747(7)          1.22%
   1961                          Executive Officer of the Company;
                                 Director of NationsBank
                                 Corporation, Jefferson-Pilot
                                 Corporation, Trinova Corporation,
                                 The Pittston Company, Dominion
                                 Resources, Inc., Dominion Energy,
                                 Inc. and Virginia Electric & Power Co.
---------------------

(1) Does not include shares attributable to officers of the Company as participants in the Company's Employee Savings/Retirement Plan.

(2) Based on the number of shares outstanding plus options held by directors and executive officers that are currently exercisable or which are exercisable within 60 days.

(3) Includes 1,000 shares subject to an option which is currently exercisable or exercisable within 60 days.

(4)   Less than 1% of the outstanding Common Stock.

(5) Includes 15,265 shares that are subject to options which are presently exercisable or are exercisable within 60 days.

(6) Robert H. Spilman is the father of Robert H. Spilman, Jr., Executive Vice President of Marketing and Merchandising of the Company.

(7) Includes 29,658 shares that are subject to options which are presently exercisable or are exercisable within 60 days. Also includes a total of 119,126 shares that are held in a trust of which Mr. Spilman is co-trustee, shares held by Mr. Spilman's wife directly and shares held in trusts of which Mr. Spilman's wife is trustee. Mr. Spilman disclaims beneficial ownership of these 119,126 shares.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors met four times during the 1995 fiscal year. Each Director attended at least 75% of the meetings of the Board of Directors and Committees on which he served. The Company has an Audit Committee and an Organization and Compensation Committee. The Board of Directors does not have a Nominating Committee.

         The Audit Committee is composed of Messrs. Brown, Capps, Dickson, Fulton, Lyles and Sloan and is responsible for monitoring the performance of the independent auditors for the Company, recommending their engagement or dismissal to the Board of Directors, approving all audit and related fees and reviewing and evaluating the internal auditor's audit schedule. The Audit Committee met two times during the fiscal year.

         The Organization and Compensation Committee is composed of Messrs. Dickson, Goodwin, McGlothlin, Sloan and Snow and reviews and makes recommendations to the Board of Directors with respect to executive and officer compensation and establishes, reviews and recommends changes to the organizational structure of the Company so as to utilize the management resources to best respond to the changing demands of the marketplace. The Organization and Compensation Committee met once during the fiscal year.

ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Organization and Compensation Committee is composed of Messrs. Dickson, Goodwin, McGlothlin, Sloan and Snow. Mr. McGlothlin is Chairman of the Board and Chief Executive Officer of The United Company. In 1993, a subsidiary of The United Company, United Central Industrial Supply Company, purchased the assets of Blue Ridge Industrial Supply Company. United Central Industrial Supply Company has operated mining, mill and industrial supply stores for the past 20 years. Blue Ridge Industrial Supply Company conducted business with the Company prior to such acquisition and has continued to do business with the Company. Blue Ridge Industrial Supply Company had sales of approximately $1,725,000 to the Company in the 1995 fiscal year. The prices charged by Blue Ridge Industrial Supply Company were negotiated on an arms-length basis and the Company believes such prices are at or below the prices charged for comparable products by other companies in the area.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

         The Organization and Compensation Committee of the Board of Directors has assisted the Company in developing and implementing compensation policies and programs which seek to improve the profitability of the Company and to maximize stockholder value over time. To accomplish this, the five outside directors who compose the Organization and Compensation Committee have developed executive compensation policies which are consistent with, and directly linked to, the Company's business objectives. These business objectives represent a composite of factors that are considered important for the future success of the Company. These factors attempt to balance long and short-term performance, including the continued maintenance of a strong balance sheet, growth of pre-tax profitability and earnings per share, control of costs, market growth and diversification and other criteria which may be introduced over time as a result of changes in the household furniture environment. The members of the Organization and Compensation Committee deliberate on matters affecting executive compensation. The decisions are reviewed by the full Board, with the exception of decisions on stock or option awards which are made by the Organization and Compensation Committee to satisfy tax and securities law requirements.

         The key principles which the Organization and Compensation Committee emphasizes in developing compensation programs affecting senior executives are:

         - Paying for performance that emphasizes corporate, business unit and individual achievement.

         - Motivating senior executives to the achievement of strategic and tactical business goals and objectives and rewarding outstanding achievement.

         - Linking the interests of senior executives with the long-term interests of the stockholders through ownership of the Common Stock.

         As the level of responsibility increases, an executive's compensation will be proportionately at greater risk, reflecting the rewards earned as a result of goal attainment. As responsibility increases, the compensation mix will rely increasingly on the value of stock awards.

         The four components of executive compensation are:

         Base Salary. Base salaries are generally competitive with high-performing, similar-sized companies in the industry. However, in recent years the base salaries have been kept at a relatively fixed rate to reflect the general economic conditions of the industry and to keep fixed costs under control. Significant increases in base salary have been the result of increased responsibilities assumed by an executive officer and the continued profitability of the Company in an increasingly competitive industry. The Organization and Compensation Committee emphasizes rewards in the total compensation context, rather than increasing base salary.

         Annual Incentive Bonuses. Target annual incentives are established for each executive in the form of a percentage of base salary. Discretionary adjustments to targets are made based on performance criteria, subjectively applied, which include the continued maintenance of a strong balance sheet, growth of pre-tax profitability and earnings per share, control of costs, market growth and diversification and other criteria which may be introduced over time as a result of changes in the household furniture environment. Annual bonuses are considered part of the total compensation package and represent a targeted portion of such total compensation. There were approximately 400 participants in the executive and management incentive plans for the years covered by this report.

         Annual Stock Option Grants. The Organization and Compensation Committee may grant options to acquire shares of Company Common Stock to those key executives who, in their judgment, have achieved goals and objectives as described in the corporate business plans.

         The performance criteria used to determine the eligibility to receive a stock option include growth of pre-tax profitability and earnings per share, control of costs, market growth and diversification, continued maintenance of a strong balance sheet and other criteria which may be introduced over time as a result of changes in the household furniture environment. The number of option shares granted to each executive is determined by taking a percentage of the total cash compensation and dividing that amount by the fair market value per share at the date of grant. The percentage is set annually by the Organization and Compensation Committee on a subjective basis, based upon individual performance. The number of option shares granted will be reduced in the event the executive does not own at least that number of shares of Company Common Stock equal to the number of shares subject to the option grant. This encourages executives to hold shares received upon the exercise of the options, further linking their interests to those of the stockholders. Stock option grants are considered part of the total compensation package and represent a targeted portion of such total compensation.

         Benefits. These programs are designed to provide protection against financial catastrophe that can result from illness, disability or death. Benefits offered to senior executives are those offered to all employees, with certain variations, to promote tax efficiency and replacement of benefits lost due to regulatory limitations.

         The Organization and Compensation Committee believes that executive compensation programs serve the interest of the stockholders of the Company. Pay delivered to the senior executive is intended to emphasize the achievement of goals and objectives of the Company. At risk, performance-based bonus compensation averaged approximately 30% of total annual cash compensation for the executive group during the fiscal year ended November 30, 1995. The range of bonus compensation can be from zero to a multiple of base salary, depending upon performance against goals and objectives for the year. The use of equity in the form of stock option grants requires executives to invest in the company they manage, and stockholder value creation becomes important, as with other stockholders.

         Chief Executive Officer's 1995 Compensation. Robert H. Spilman, Chairman of the Board and Chief Executive Officer of the Company, is eligible to participate in the same compensation programs available to other senior executives. The Organization and Compensation Committee seeks to be competitive with high-performing, similar-sized companies in the household furniture industry in the context of total compensation, placing more emphasis on at-risk incentives than on base salary. While this performance-driven compensation may produce variable compensation over the years, it is the belief of the Organization and Compensation Committee that this approach focuses the executive on the achievement of short and long-term goals and objectives which enhance stockholder value.

         The Organization and Compensation Committee determines, subjectively, the emphasis and importance of the above criteria each year to reflect the economic conditions of the household furniture industry and that of the Company.

         The base salary component of total compensation for Mr. Spilman for fiscal year 1995 was unchanged, remaining at $450,000. Mr. Spilman's salary is relatively competitive when compared to company size, performance and position within the industry.

         The annual bonus paid to Mr. Spilman was based upon the subjective application of the objective performance criteria stated above. The annual bonus for fiscal year 1995 was determined using these criteria resulting in a payment of $225,000, which is 50% of his base salary. No stock option grants were awarded to Mr. Spilman in 1995.

         For fiscal year 1996, the Organization and Compensation Committee will again establish performance criteria designed to enhance stockholder value. These criteria will be consistent with financial objectives of the Company and will be representative of the success needed to insure growth and profitability.

                                           James W. McGlothlin, Chairman
                                           Alan T. Dickson
                                           William H. Goodwin, Jr.
                                           Albert F. Sloan
                                           John W. Snow

STOCKHOLDER RETURN PERFORMANCE GRAPH

         Included below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Index and the Company's Peer Group for the period commencing December 1, 1990 and ending November 30, 1995, covering the Company's five fiscal years ended November 30, 1995. The Company's Peer Group consists of nine publicly-traded companies, the Company, Ameriwood Industries International Corporation, Bush Industries, Inc. Class A Common Stock, DMI Furniture, Inc., La-Z-Boy Chair Company, Ladd Furniture, Inc., Masco Corp., Pulaski Furniture Corp. and Rowe Furniture Corp., each of which is in the household furniture industry.


      COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                       S&P 500 INDEX AND THE PEER GROUP


                                   [GRAPH]


This graph assumes that $100 was invested in the Company's Common Stock on December 1, 1990, in the S&P 500 Index, and the Peer Group, and that dividends were reinvested.

                     Indexed\Cumulative Returns

                                     Base
                                    Period       Return       Return       Return        Return       Return
   Company\Index Name              Nov 1990     Nov 1991     Nov 1992     Nov 1993      Nov 1994     Nov 1995
==============================================================================================================
BASSETT FURNITURE INDS              100          115.69       187.02       211.24         190.47       155.17
S&P 500 INDEX                       100          120.34       142.57       156.97         158.61       217.27
PEER GROUP                          100          132.62       177.07       233.11         168.29       208.84

PEER GROUP POPULATION
AMERIWOOD INDS INTL CP
BASSETT FURNITURE INDS
BUSH INDUSTRIES -CL A
DMI FURNITURE INC
LA-Z-BOY CHAIR CO
LADD FURNITURE INC
MASCO CORP
PULASKI FURNITURE CORP
ROWE FURNITURE CORP

EXECUTIVE COMPENSATION

         The table below shows the compensation paid or accrued by the Company for the three fiscal years ended November 30, 1995, to or for the account of the Chief Executive Officer and the Company's four other most highly compensated officers whose total annual salary and bonus exceeded $100,000 for the 1995 fiscal year (collectively, the named Executive Officers).

                                                      SUMMARY COMPENSATION TABLE
                                                                                  LONG TERM
                                              ANNUAL COMPENSATION                COMPENSATION
                                          ----------------------------------     -------------
 NAME AND                                                       OTHER ANNUAL     STOCK OPTION       ALL OTHER
 PRINCIPAL                     FISCAL     SALARY      BONUS     COMPENSATION        AWARDS        COMPENSATION
 POSITION                      YEAR       ($)(1)      ($)(2)       ($)(3)           (#SH)            ($)(4)
 ----------                    ------    --------   ---------   -------------      ---------     --------------
 Robert H. Spilman             1995      450,000      225,000       ---                   0            9,919
  Chairman of the              1994      450,000      225,000       ---               7,500           10,626
  Board and Chief              1993      400,000      200,000       ---              25,000            6,834
  Executive Officer

 Glenn A. Hunsucker            1995      240,000      130,000       ---                   0            9,919
  President and Chief          1994      230,000      130,000       ---               5,000           10,626
  Operating Officer            1993      200,000      120,000       ---              18,750           10,343

 J. C. Philpott                1995      119,000       65,000       ---                   0           10,341
  Executive Vice               1994      115,000       65,000       ---               2,000           10,436
  President - Manu-            1993      110,000       62,500       ---               6,250            9,585
  facturing

 B. M. Brammer                 1995      110,000       70,000       ---                   0           10,220
  Executive Vice               1994      100,000       70,000       ---               2,000           10,286
  President - Finance          1993       97,000       67,500       ---               6,250            9,320
  and Treasurer

 Robert H. Spilman, Jr.        1995      125,000       45,000       ---                   0            5,865
  Executive Vice               1994      100,000       40,000       ---               2,000            4,543
  President -                  1993       85,000       30,000       ---               6,250            2,645
  Marketing and
  Merchandising

----------------

(1) The salaries shown above include deferred compensation for each named Executive Officer under the Section 401(k) qualified, defined contribution Employee Savings/Retirement Plan.

(2) Under the Company's incentive bonus program, executives are paid cash awards which are directly related to their performance and contribution to the attainment of Company objectives and individual goals. Awards are made annually following the completion of the fiscal year.

(3) No named Executive Officer has received personal benefits during the listed years in excess of the lesser of $50,000 or 10% of annual salary.

(4)   Company matching contributions under the Company's Employee
      Savings/Retirement Plan.

      The table below shows, on an aggregated basis, each exercise of stock options or SARs during the fiscal year ended November 30, 1995 by the Chief Executive Officer and each named Executive Officer and the 1995 fiscal year-end value of unexercised in-the-money options and SARs.


            AGGREGATED OPTION/SAR EXERCISES IN THE 1995 FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                               NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                                                                  OPTIONS/SARS AT       IN-THE-MONEY OPTIONS/SARS
                                                                  FY-END (#SH)(1)          AT FY-END ($)(1)(2)

                        SHARES ACQUIRED                             EXERCISABLE/             EXERCISABLE/
NAME                    ON EXERCISE (#SH)   VALUE REALIZED ($)      UNEXERCISABLE            UNEXERCISABLE
----                    -----------------   ------------------     --------------            -------------
Robert H. Spilman               0                 0                23,225/30,704                  0/0
Glenn A. Hunsucker              0                 0                12,142/20,537                  0/0
J. C. Philpott                  0                 0                  7,091/4,909                  0/0
B. M. Brammer                   0                 0                  6,020/4,909                  0/0
Robert H. Spilman, Jr.          0                 0                  7,805/4,909                  0/0
-------------------

(1) No SARs were exercised in 1995 and there were no SARs outstanding at the 1995 fiscal year end.

(2) The exercise price for unexercised options is $26.25 per share for 1994 grants, $37.40 per share for 1993 grants and $28 per share for 1992 grants.


SUPPLEMENTAL RETIREMENT INCOME PLAN

      The Company has a Supplemental Retirement Income Plan (the Supplemental
Plan) that covers certain senior executives to promote their long service and dedication and to provide an additional retirement benefit. Upon retirement, the Supplemental Plan provides for lifetime monthly payments in an amount equal to 65% of the Participant's final average compensation under the Supplemental Plan, which amount is reduced by (i) 50% of old age social security benefits,
(ii) the benefit that would be payable on a life annuity basis from Company contributions to the Employee Savings/Retirement Supplemental Plan based on a formula using maximum employee contributions, and (iii) the benefit that would be payable on a life annuity basis from funds the Company contributed to a Defined Benefit Plan that was terminated in 1977. There is no provision under the Supplemental Plan for a disability benefit if a participant's employment is terminated prior to age 65 due to disability; however, the participant, notwithstanding the termination of employment, shall continue to be covered by the Supplemental Plan. The death benefit is divided into (a) prior to retirement death, which pays the beneficiary 50% of final average compensation for a period of 120 months, and (b) post retirement death, which pays the beneficiary 200% of final average compensation in a single payment. There are no benefits payable as a result of a termination of employment for any reason other than death or retirement. The Supplemental Plan contains a change of control provision which provides for the immediate vesting and payment of the retirement benefit under the Supplemental Plan in the event of an employment termination resulting from a change of control. The Supplemental Plan is an unfunded liability of the Company which is credited with an interest rate representative of the Company's interest rate used in its major financial transactions and fluctuates with the market. The executives covered under this Supplemental Plan have waived participation in the Company's Group Life Insurance Program.

      Assuming no change in the rate of compensation after November 30, 1995, the estimated annual net benefit payable on retirement at age 65 (at a later assumed age for Mr. Spilman) for the named

Executive Officers was as follows: Robert H. Spilman $283,005, Glenn A. Hunsucker $156,416, J. C. Philpott $67,994 and B. M. Brammer $60,529. Inasmuch as the estimated annual net benefit is based on the assumption of no change in the rate of compensation after November 30, 1995, it is projected that the net benefit payable to Robert H. Spilman, Jr. will be covered by the benefits calculated (using the aforementioned formula) to be payable from Company contributions to the Employee Savings/Retirement Plan.

DIRECTOR COMPENSATION

      Directors who are also employees of the Company or its subsidiaries receive no additional compensation for serving as directors. Directors who are not employees of the Company or its subsidiaries receive an annual retainer fee of $15,000, plus a fee of $500 for each Board and for each Committee meeting attended.

      Under the Company's 1993 Stock Plan for Non-Employee Directors (the Director Plan), Directors who are not regular employees of the Company are each automatically granted an option to purchase 500 shares of Common Stock on April 1 of each year, subject to adjustment in the event of stock dividends and splits, recapitalizations and similar transactions. On April 1, 1995, nine Directors were each granted an option to purchase 500 shares of Common Stock at an exercise price of $26.50 per share.

      An option granted under the Director Plan is not exercisable unless the optionee remains available to serve as a Director of the Company for six months after the date of grant. An optionee's rights under all outstanding options will terminate three months after his termination as a Director, unless the termination is because of death or disability, in which case the options will be exercisable for one year after such termination. Unless earlier terminated, all options granted under the Director Plan expire ten years from the date of grant.

      In addition, the Director Plan provides that eligible Directors of the Company may make an annual irrevocable election to receive up to 100% of their annual retainer fee in the form of a stock award. The total number of shares subject to a stock award will be determined based on the fair market value of the Common Stock on the date the award is made. The Director may specify the percentage of the Director's annual retainer fee subject to the election, and the percentage of and the dates on which the shares covered by the stock award are to be issued. In the event a Director ceases to be a member of the Board of Directors for any reason, the total number of shares subject to the award which have not yet been issued to the Director will be issued to the Director within one year of his termination as a Director.

      The Company also has established a planned gift program for directors funded by life insurance policies on directors as part of its overall program to promote charitable giving. Upon the death of a Director, the Company will donate $500,000 to one or more qualifying charitable organizations recommended by the individual director and subsequently be reimbursed by life insurance proceeds. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company. The program does not result in any material cost to the Company.

COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 (the Exchange Act) requires the Company's Directors and executive officers and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities. Executive officers, Directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended November 30, 1995, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial stockholders were complied with.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

      Upon the recommendation of the Audit Committee, the Board of Directors has approved the selection of KPMG Peat Marwick as independent public accountants to audit the financial statements of the Company for the fiscal year ending November 30, 1996. This selection is being presented to the stockholders for their ratification at the Annual Meeting of Stockholders. The firm of KPMG Peat Marwick has audited the Company's financial statements annually since 1990 and is considered well qualified.

      Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

      The Board of Directors recommends a vote FOR the ratification of the selection of KPMG Peat Marwick as independent public accountants to audit the financial statements of the Company for the fiscal year ending November 30, 1996, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice. If the stockholders do not ratify the selection of KPMG Peat Marwick, the selection of independent public accountants will be reconsidered by the Board of Directors.


STOCKHOLDER PROPOSALS

      Any proposal that a stockholder intends to present for action at the 1997 Annual Meeting of Stockholders, currently scheduled for February 19, 1997, must be received by the Company no later than September 12, 1996, in order for the proposal to be included in the proxy statement and form of proxy for the 1997 Annual Meeting of Stockholders. The proposal should be sent to J. Stanley Payne, Vice President, Secretary and General Counsel, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055.

                                                                      APPENDIX A

PROXY               BASSETT FURNITURE INDUSTRIES, INCORPORATED             PROXY

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                  ANNUAL MEETING TO BE HELD FEBRUARY 21, 1996

     The undersigned hereby appoints Glenn A. Hunsucker and B. M. Brammer, each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the $5.00 par value Common Stock of the undersigned in Bassett Furniture Industries, Incorporated at the Annual Meeting of Stockholders to be held on February 21, 1996, and at any adjournment thereof.
     THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS AND FOR THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS. The Board of Directors recommends voting FOR on each item.

1. ELECTION OF DIRECTORS: Nominees are Peter W. Brown, M.D., Thomas E. Capps, Alan T. Dickson, Paul Fulton, William H. Goodwin, Jr., Glenn A. Hunsucker, James W. McGlothlin, Thomas W. Moss, Jr., Albert F. Sloan, John
     W. Snow and Robert H. Spilman.

         [ ] FOR all listed nominees (except do not vote for the nominee(s) whose name(s) I have written below)

         ______________________________________________________________________

         [ ]  WITHHOLD AUTHORITY to vote for the listed nominees

2. RATIFICATION OF SELECTION OF KPMG PEAT MARWICK AS INDEPENDENT PUBLIC ACCOUNTANTS


         [ ]  FOR         [ ]  AGAINST       [ ]  ABSTAIN





                         (continued from other side)



3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of Notice of Annual Meeting of Stockholders and accompanying Proxy Statement is hereby acknowledged. PLEASE DATE AND SIGN EXACTLY AS PRINTED BELOW AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                                  Dated: ________________, 1996.

                                                  ______________________________

                                                  ______________________________
                                                  (When signing as attorney,
                                                  executor, administrator,
                                                  trustee, guardian, etc.,
                                                  give title as such.  If joint
                                                  account, each joint owner
                                                  should sign.)